BULK PURCHASE/SALES AGREEMENT


 THIS AGREEMENT, entered into this 30th day of April, 1996, by and between Great Western Bank, a Federal Savings Bank (hereinafter referred to as "Seller") and First Community Financial Services, Inc.,a California corporation (hereinafter referred to as "Buyer"),

 WITNESSETH:

 WHEREAS, the Seller is the owner of a series of retail installment sales contracts and security agreements and accounts receivable and all records and supporting documents for same to include but not limited to ledger cards and applications pertaining thereto (hereinafter referred to as "Sales Contracts") and/or a series of promissory notes, contracts, security agreements, deeds of trust and mortgages and all records and supporting documents for same to include but not limited to ledger cards and applications pertaining thereto (hereinafter referred to as "Loan Contracts") held in the name of Seller doing business as Great Western Financial Services which it desires to sell to Buyer. (The term "Accounts" as used herein includes all Sales Contracts and/or Loan Contracts as definedherein and sold hereunder.);

 WHEREAS, Buyer is desirous of purchasing such accounts;

 NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto agree as follows:

1.  As of the close of business April 30, 1996, hereinafter called
  "Base Date," said Sales Contracts total 28,049 in number with total balances due amounting to $28,966,226.71, and said Loan Contracts totaling 24,662 in number with total balances due amounting to $175,697,823.13 for the total Accounts total balances due amounting to $204,664,049.84. Buyer shall pay Seller by wire transfer of funds to a bank account designated by Seller.

2. For these Accounts, Buyer agrees to pay Seller the sum of $206,781,485.00, receipt of which is hereby acknowledged by Seller. In addition, Buyer hereby assumes Seller's deferred state and federal tax liabilities, in the approximate amount of $1,450,000.00, arising from this transaction. The parties also agree to make the appropriate net payment for certain incidental assets and liabilities relating to the Accounts within 60 days of the date of this Agreement. The purchase price of each account has been agreed upon based upon the balance on said account as of the Base Date and Seller warrants and covenants with Buyer that the balance is correct and that Buyer is entitled to all collections on said account from and after said date and that they are the property of Buyer, and any such collections received by Seller prior to closing shall be delivered to Buyer at closing, and if received by Seller after closing, Seller promises to deliver same in kind to Buyer within 24 hours after receipt.

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3   The Closing shall take place on the date of this Agreement (the "Closing
    Date") at Chatsworth, California. At the Closing, Seller shall deliver to Buyer the Accounts and such assignments and other instruments of sale, transfer or assignment as counsel for the Buyer may require as necessary or desirable to sell, assign and transfer all of Seller's right, title and interest in the Accounts.

4. Seller will execute and deliver to Buyer all necessary and proper endorsements and assignments required to pass title to said Accounts and will include all supporting documents pertaining thereto and will transfer possession of same upon execution of this agreement.

5. Seller hereby warrants, represents and agrees: (a) That Seller is the owner of all Accounts and has a good right to sell same and that no other party has or claims to have an interest therein; and (b) Seller will cooperate with and assist Buyer in enforcing Buyer's rights in, to and under the terms of any and all accounts purchased hereunder.

6 A number of the Accounts have had credit life and/or accident and health policies and/or certificates in effect in connection with these Accounts and/or property insurance on property given as security for those Accounts written through various insurance companies, with Seller as beneficiary under the terms of such policies and/or certificates. Seller hereby assigns all rights, title and interest in and to the said insurance policies and/or certificates to Buyer.

7. Seller does hereby make, constitute and appoint Buyer and its nominee and James R. Garner, its true and lawful attorney for and in the name of Seller with full power to demand, sue for, endorse and receive and collect all of the accounts and make any necessary repossessions in connection therewith, and to give effectual receipts, discharges and terminations for the same, and in the name of Seller and on its own behalf to endorse notes, checks, money orders, drafts and other evidence of payments, insurance policies or certificates, and all other instruments as are necessary to accomplish the foregoing, and to execute and endorse any and all instruments necessary to assign ownership of said accounts and/or certificates to Buyer or its assignee and perfect any liens; and it is further agreed that in the event of the execution of any of the foregoing instruments, that, although not written therein, all terms, conditions and provisions of this instrument shall be read into such endorsement, assignment or other instrument executed for carrying out the purposes of the paragraph.

8. At the Closing, Buyer shall provide Seller with a list of all deposit accounts securing savings account loans being transferred to Buyer. Seller agrees to maintain holds on such accounts until the respective security interests are satisfied and agrees to indemnify and hold Buyer harmless for any and all losses suffered by Buyer resulting from its failure to do so.

9. Seller further agrees that all accounts shall be notified both by Seller and Buyer of the fact that the accounts are now the property of the Buyer and that the Debtors therein shall be expressly directed to make their payments at the office of the Buyer.

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10. Seller shall deliver to Buyer prior to the payment of any portion of the purchase price specified above, copies of resolutions authorizing or ratifying the execution of this Agreement by Seller, said resolutions to be resolutions of the Seller's Board of Directors, as Buyer shall request, or certificates signed by Seller's secretary certifying to the adoption of such resolutions.


 IN WITNESS WHEREOF, the parties hereto have executed this agreement in person or by a duly authorized officer on the day and year stated in the commencement.

GREAT WESTERN BANK, A FEDERAL         FIRST COMMUNITY FINANCIAL SERVICES, INC.
SAVINGS BANK                          (A California Corporation)


By:  /s/ Stephen F. Adams            By:  /s/ James R. Garner
     Stephen F. Adams                     James R. Garner
     First Vice President                 Senior Vice President